GAUCHO GROUP HOLDINGS, INC.

GAUCHO BUENOS AIRES | ALGODON MANSION BUENOS AIRES | ALGODON WINE ESTATES WELLNESS RESORT | ALGODON WINE ESTATES PRIVATE ESTANCIAS | ALGODON FINE WINES SAN RAFAEL, MENDOZA



June 15, 2025

Dear Stockholders,

We write today to highlight a key development in Argentina that we believe has been underappreciated until recently: the country's decisive and historic shift toward Western alignment. Embraced by the current U.S. administration as a "great new hope" for Latin America, Milei's administration has rapidly aligned with Western values, markets, and defense structures. This new alliance positions Argentina as a strategic Western outpost in the Southern Hemisphere—both economically and diplomatically. The importance of this for Gaucho Holdings' asset values can not be underestimated.

For long-term investors in Argentina, this transformation may reduce macroeconomic risk and open new pathways for cross-border trade, capital flows, and institutional cooperation.

As we reflect on these transformative developments, we're reminded of a remark by editorialist and thought leader Doug Casey, who described Milei's rise as "perhaps the most dramatic thing that's happened politically since at least World War II," and suggested that "if Milei's reforms stick, within a decade, Argentina could become the most prosperous country in the world." While time will ultimately test the durability of these reforms, we believe we are witnessing the early stages of a fundamental shift. For those of us with deep roots in the region, the signs of progress are tangible, economic, and visible on the ground.

Under President Javier Milei, Argentina has taken what analysts describe as a "Hyper West" stance on military cooperation—moving swiftly to forge closer ties with the United States and NATO. This includes a formal request for NATO partner status, the acquisition of 24 U.S.-made F-16 fighter jets via Denmark, maritime surveillance aircraft from Norway, and U.S. Striker armored vehicles, all backed by a long-term plan to raise defense spending from 0.5% to 2% of GDP over seven years. It is worth noting that none of this would have been possible under previous Argentine administrations, which maintained a more isolationist or non-aligned posture. The current shift reflects a decisive departure from that legacy and a bold reorientation toward Western engagement.

This realignment has broader implications than military policy alone. By withdrawing from BRICS, canceling a proposed purchase of Chinese-Pakistani fighter jets, and embracing Western defense standards, Argentina is signaling to global markets that it is not turning toward populist or isolationist models like Venezuela. Instead, it is charting a path of long-term engagement with Western institutions—one that we believe is vital to restoring investor confidence.

For Gaucho Holdings, whose operations span luxury real estate to wine within Argentina, the presence of U.S. defense interests reinforces stability and signals a potential floor beneath the kinds of macroeconomic volatility the country has faced in years past.

Strategic Trade Routes

Why is Argentina so geopolitically important to the United States? Located at the southern tip of the continent, it controls access to critical trade routes connecting the South Atlantic and the Pacific via Cape Horn—one of the world's only alternatives to the Panama Canal. Its proximity to Antarctica and role in emerging global shipping lanes make Argentina increasingly important to Western strategic interests. This deepening relationship has also begun to reshape trade policy. A recently announced zero-tariff agreement between Argentina and the United States eliminates duties on a range of goods, reinforcing the Milei administration's broader effort to integrate Argentina into Western economic frameworks and reduce its historical reliance on protectionist measures. (Infobae analysis) There is now an expectation that the U.S. administration will set the date to officially announce an agreement that is already outlined in its main aspects.

Economic Validation & Real Estate Momentum

While it's fair to say we may have been a little early—the risk we took together is now being clearly validated. Argentina's real estate market is making global headlines. In Buenos Aires, real estate activity has surged, with both sales volume and property values experiencing double-digit growth in recent quarters. Over the past 18 months, the city has emerged as one of the world's best-performing real estate markets in terms of recovery and investor momentum. In the secondary markets, such as Mendoza and San Rafael, we've also seen dramatic appreciation—though not yet at the levels seen in the capital. Our local escribano reports a substantial uptick in activity, particularly from buyers in France, Spain, and the United States.

Just as remarkable: after years of near dormancy, Argentina's mortgage market is showing signs of a full revival. In Buenos Aires Province, new mortgage issuances rose nearly 500% year-over-year in February 2025, with projections pointing to over $3 billion in new mortgage financing this year alone.

This may only be the beginning. Long-term mortgage products are now available for the first time in decades. Currency reforms are gaining traction, and foreign investment restrictions are easing. Argentina's Asset Amnesty Program ("Mega Blanqueo") is encouraging capital repatriation, allowing individuals to declare previously undeclared assets with reduced or no tax penalties. Perhaps even more impactful: estimates suggest Argentine citizens hold between $200 and $400 billion in undeclared U.S. dollars—so-called "mattress dollars." As confidence returns, the re-entry of this capital into the formal economy could drive substantial demand in real estate and lay groundwork for deeper financial reforms, including the possibility of dollarization.

As Argentina embraces this generational pivot—defined by free markets, institutional reform, and international cooperation—we remain confident in the direction of our work and the foundation we've built over the years. Doug Casey's early characterization of this moment as one of the most dramatic political shifts since World War II feels increasingly apt. We see the momentum firsthand—in the streets, in the markets, and in the rising interest from global partners. With strong local ties, long-term experience, and an unwavering commitment to our vision, Gaucho Holdings is positioned to engage with this evolving landscape thoughtfully and strategically. We thank you, as always, for your continued trust and partnership.

Sincerely,

Scott L. Mathis Founder,
Chief Executive Officer and Chairman of the Board of Directors
smathis@gauchoholdings.com
www.GauchoHoldings.com

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this statement includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

GAUCHO
GROUP
HOLDINGS, INC.

1111 Lincoln Road, Ste. 500 Miami Beach, FL 33139